Filed pursuant to Rule No. 424(b)(3)

File Number 333-99675

Prospectus Supplement No. 2

(to Prospectus dated February 6, 2003 and Prospectus Supplement No. 1 dated February 7, 2003)

4,076,470 SHARES

AMERICAN TECHNOLOGY CORPORATION

COMMON STOCK

This Prospectus Supplement supplements our Prospectus dated February 6, 2003 and Prospectus Supplement dated February 7, 2003 (the “Prior Prospectuses”). The Prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the Prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement in conjunction with the Prior Prospectuses, and this Prospectus Supplement is qualified by reference to the Prior Prospectuses, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prior Prospectuses.

Amendment to Selling Stockholder Table

The information relating to John C. Roemer and certain footnotes in the first table of selling stockholders included in the prospectus is hereby amended as follows:

Selling Stockholder	Common Stock Underlying Convertible Subordinated Note	Common Stock Underlying Common Stock Warrant	Outstanding Common Stock		Common Stock Underlying Series D Preferred Stock	Common Stock Underlying Common Stock Warrant	Total Common Stock Beneficially Owned Before Offering	Maximum Number of Shares Offered Hereby	Shares of Common Stock Beneficially Owned After Offering
	(1)	(2)	(3)		(4)	(5)	(6)	(7)

Name	Number	Number	Number		Number	Number	Number	Number	Number	%
John C. Roemer	—	—	74,942	(40)	—	44,000	268,942	118,942	150,000	1.3

(3)	Represents shares of common stock issued upon the conversion of an aggregate of 170,400 shares of Series D Preferred Stock.
(4)	Represents shares of common stock issuable upon the conversion of an aggregate of 65,000 shares of Series D Preferred Stock beneficially owned by such persons assuming the conversion price is $2.00 per share and the shares are held to the end of their term, March 31, 2006. The conversion value of the Series D Preferred Stock is convertible one or more times into fully paid shares of common stock at a conversion price which is the lower of (i) $4.50 per share or (ii) 90% of the volume weighted average market price for the five days prior to conversion, but in no event less than $2.00 per share, subject to adjustment. The conversion value of the Series D Preferred Stock is the original purchase price, increased by 6% per year from May 3, 2002. The shares of Series D Preferred Stock could not be converted at a conversion price less than $4.50 per share prior to December 31, 2002. The actual number of shares of common stock issuable upon conversion of the Series D Preferred Stock may be less than that set forth in the chart depending on when conversion occurs.
(40)	Mr. John C. Roemer voluntarily converted 20,000 shares of Series D Preferred Stock into 74,942 common shares effective March 26, 2003.

The date of this prospectus supplement is April 8, 2003.